Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is made as of this 4th day of June 2009, by and among Metalico, Inc., a Delaware corporation with headquarters located at 186 North Avenue East, Cranford, New Jersey 07016 (the “Company”), and Portside Growth and Opportunity Fund (the “Investor”).

Recitals

WHEREAS, the Company and the Investor are parties to that certain Exchange Agreement, dated as of April 23, 2009 (the “Exchange Agreement”), pursuant to which, among other things, the Investor agreed to exchange 7.0% Senior Convertible Notes due 2028 of the Company for shares of the Company’s common stock, par value $0.001 per share; and

WHEREAS, the Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, certain terms of the Exchange Agreement shall be amended.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AMENDMENTS TO THE EXCHANGE AGREEMENT.

(a) The reference to “58%” in clause (ii) of Paragraph B of the Preamble is hereby replaced with “61%”.

(b) The reference to “$10,000,000” in Paragraph D of the Preamble is hereby replaced with “$15,000,000”.

(c) Section 1(c) is hereby amended and restated in its entirety as follows:

Second Closing Date. The date and time of the closing of the Second Exchange (the “Second Closing” and together with the First Closing, each a “Closing”) shall be 5:00 p.m., New York Time, on June 4, 2009 (the “Second Closing Date” and together with the First Closing Date, each a “Closing Date”), subject to notification of satisfaction (or waiver) of the conditions to the Second Closing set forth in Sections 4(b) and 5(b) below (or such earlier or later date and time as is mutually agreed to by the Company and the Investor). The Second Closing shall occur on the Second Closing Date by exchange of appropriate documents among the parties.

(d) Section 2(m)(iii) is hereby amended and restated in its entirety as follows:

On the sixteenth (16th) Trading Day immediately following the Second Closing Date (the “Second Initial True Up Date”), the Company shall deliver to the Investor, provided the formula set forth below yields a number greater than zero, by causing DTC to credit the applicable shares of Common Stock to the account of the Investor Broker through the facilities of DTC, an additional number of shares of Common Stock (the “Second Initial True Up Common Shares”) equal to (A) the quotient calculated by dividing (1) 61% of the Second Initial Exchanged Note Amount by (2) the arithmetic average of the Weighted Average Prices (as defined in the Notes) of the Common Stock on each of the fifteen (15) consecutive Trading Days beginning on, and including, the Trading Day immediately following the Second Closing Date, less (B) the number of Second Initial Exchanged Common Shares previously delivered to the Investor.

(e) Section 2(m)(iv) is hereby amended and restated in its entirety as follows:

On the thirty-sixth (36th) Trading Day immediately following the Second Closing Date (the “Second Final True Up Date” and together with the First Final True Up Date, each a “Final True Up Date”), the Company shall deliver to the Investor, provided the formula set forth below yields a number greater than zero, by causing DTC to credit the applicable shares of Common Stock to the account of the Investor Broker through the facilities of DTC, an additional number of shares of Common Stock (the “Second Final True Up Common Shares” and together with the Second Initial True Up Common Shares, the “Second True Up Common Shares” and the Second True Up Common Shares together with the First True Up Common Shares, the “True Up Common Shares”) equal to (A) the quotient calculated by dividing (1) 61% of the Second Initial Exchanged Note Amount by (2) the arithmetic average of the Weighted Average Prices (as defined in the Notes) of the Common Stock on each of the thirty-five (35) consecutive Trading Days beginning on, and including, the Trading Day immediately following the Second Closing Date, less (B) the sum of the number of (1) Second Initial Exchanged Common Shares and (2) Second Initial True Up Common Shares, if any, previously delivered to the Investor.

(f) Section 2(m)(viii) is hereby amended and restated in its entirety as follows:

If the aggregate number of Second Exchanged Common Shares issued to the Investor pursuant to the terms of this Agreement exceeds the number of shares of Common Stock determined by dividing (A) 63% of the Second Initial Exchanged Note Amount by (B) the arithmetic average of the Weighted Average Prices (as defined in the Notes) of the Common Stock on each of the thirty-five (35) consecutive Trading Days beginning on, and including, the Trading Day immediately following the Second Closing Date (such excess number of shares, the “Second Extra True Up Common Shares”, and together with the First Extra True Up Common Shares, the “Extra True Up Common Shares”), then (x) immediately after the delivery of the Second Final True-Up Common Shares, the outstanding principal amount of the Investor’s Notes shall be reduced by an amount (the “Second Extra True-Up Amount” and together with the First Extra True Up Amount, the “Extra True Up Amount”) equal to the product of (1) the number of Second Extra True Up Common Shares and (2) the arithmetic average of the Weighted Average Prices (as defined in the Notes) of the Common Stock on each of the thirty-five (35) consecutive Trading Days beginning on, and including, the Trading Day immediately following the Second Closing Date and (y) on the third Trading Day after the Second Final True Up Date, the Company shall deliver to the Investor cash representing all accrued but unpaid interest in respect of the Second Extra True-Up Amount of the Notes by wire transfer of immediately available funds in accordance with wire instructions previously delivered to the Company.

(g) The first sentence of Section 2(p) is hereby amended and restated in its entirety as follows:

The Company shall provide each stockholder entitled to vote at the next annual meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be called and held no later than July 31, 2009 (the “Stockholder Meeting Deadline”), a proxy statement, in a form reasonably acceptable to the Buyers, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of the proposal (the “Proposal”) providing for the issuance of all of the Securities as described in this Agreement as in effect prior to the effectiveness of any amendment hereto in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”) and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of the Proposal and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Proposal.

(h) Section 2(q) is hereby amended and restated in its entirety as follows:

Additional Disclosure Schedules. The parties hereby agree that prior to the Second Closing Date the Company may deliver to the Investor an updated Disclosure Schedule (the “Additional Disclosure Schedule”) to the representations and warranties of the Company set forth in this Agreement, which (i) shall solely apply to the Second Closing in accordance with Section 5(b)(v) below, (ii) shall be in form (without regard to the substance of the disclosures contained therein) reasonably satisfactory to the Investor and (iii) shall not contain any disclosure of any events or occurrences that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(i) Section 5(b)(iv) is hereby deleted in its entirety.

(j) The Schedule of Investors is hereby amended and restated in its entirety in the form of the Schedule of Investors attached to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a) Authorization; Enforcement; Validity. The Company or the Investor (as applicable) has the requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company or the Investor (as applicable) and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b) No Conflicts. The execution, delivery and performance by the Company or the Investor (as applicable) of this Agreement and consummation by the Company or the Investor (as applicable) of the transactions contemplated by this Agreement do not and will not: (i) violate the organizational documents of such party, (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on such party; (iii) violate any provision of any federal or state statute, rule or regulation which is applicable to such party; or (iv) violate any contract to which such party or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of , any agreement, indenture or instrument to which such party is a party.

(c) Approvals. The Company or the Investor (as applicable) has obtained all governmental, regulatory or third party consents and approvals if any, and approval from its stockholders, necessary, if any, to consummate the transactions contemplated by this Agreement.

3.	CERTAIN COVENANTS AND AGREEMENTS.

(a) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York Time, on the first business day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and attaching a copy of this Agreement.

4.	MISCELLANEOUS.

(a) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(b) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c) Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f) Effect of Agreement. Except as modified hereby, the Exchange Agreement shall remain in full force and effect.

(g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(h) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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IN WITNESS WHEREOF, the Company and the Investors have caused their respective signature page to this Amendment Agreement to be duly executed as of the date first written above.

COMPANY:
METALICO, INC. By:

Name:
Title:

IN WITNESS WHEREOF, the Company and the Investor have caused their respective signature page to this Amendment Agreement to be duly executed as of the date first written above.

INVESTOR:
By:

Name:
Title:

SCHEDULE OF INVESTORS

(1)	(2)	(3)	(4)	(5)	(6)
			Aggregate

Investor	Address and ================ Facsimile Number	Initial Exchanged ==================== Note ==================== Amount To Be Exchanged At Each Closing	Number of ==================== First Initial Exchanged ==================== Common ==================== Shares	First Cash ========== Interest ========== Amount	Legal Representative’s Address and Facsimile Number

		First Closing:
		Second Closing:
		First Closing:
		Second Closing:
		First Closing:
		Second Closing:
		First Closing:
		Second Closing:
		First Closing:
		Second Closing:
TOTAL		$15,000,000.00